Exhibit 99.2

Investor Update - April 13, 2018

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual first quarter 2018 operating statistics.  It also includes forecasted total unit revenue (RASM), unit cost excluding fuel and other items (CASMex), estimated economic fuel cost per gallon for the quarter, expected non-operating income, and first quarter share repurchase information.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our first quarter earnings release scheduled for April 23, 2018.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our operations. Our disclosure of operating cost per available seat mile excluding fuel and other items provides us (and may provide investors) with the ability to measure and monitor our performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

First Quarter 2018

Operating Statistics

	Q1 2018	Q1 2017	% Change
Revenue passengers (in thousands)	10,489	10,008	4.8%
Traffic (RPMs in millions)	12,403	11,707	5.9%
Capacity (ASMs in millions)	15,480	14,394	7.5%
Load factor	80.1%	81.3%	(1.2) pts

Forecast Information

The cost guidance below excludes merger-related costs and a $25 million special charge for the $1,000 bonus awarded to employees in January 2018 in connection with the passing of the Tax Cuts and Jobs Act.

	Q1 2018 Forecast	Q1 2017	% Change	Prior Guidance March 13, 2018
Revenue per ASM (cents)(a)	11.82¢ - 11.84¢	12.09¢	~ (2.1)% - (2.3)%	~ (3.5)% to (4.5)%
Cost per ASM excluding fuel and special items (cents)(a)	8.81¢ - 8.83¢	8.38¢	~ 5.5%	8.80¢ - 8.85¢
Fuel gallons (000,000)	197	184	~ 7%	205
Economic fuel cost per gallon(b)	$2.14	$1.78	~ 20%	$2.13

(a)
Q1 2017 and 2018 RASM and CASMex reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Fuel gallons and Economic fuel cost per gallon) has not been restated.

(b)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions: crude oil cost - $1.50 ($63 per barrel); refining margin - 48 cents; with the remaining difference due to taxes and other into-plane costs.

The preceding first quarter forecast CASMex includes a $9 million impact related to the agreement reached with our flight attendants on April 3, 2018. This charge includes retroactive pay back to January 1, 2018 and the impact of bringing our sick and vacation accruals to the new wage rates. We expect the 2018 full year impact of this agreement to be approximately $30 million, an amount which was not reflected in our prior full-year cost guidance.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $23 million in the first quarter of 2018. This guidance includes a charge for expected costs of approximately $8 million for aircraft that are currently sub-leased to another carrier.

Effective Tax Rate

We expect our first quarter 2018 effective tax rate on adjusted earnings will be approximately 26%. We expect our 2018 full year effective tax rate will be approximately 25%.

Stock Repurchase and Share Count

In 2018, we have repurchased a total of 185,661 shares of common stock for approximately $12 million. We expect our weighted-average basic and diluted share counts will be 123.2 million and 123.6 million, respectively, for the first quarter of 2018.